Exhibit 3.1

CO-434173

Certificate Of Incorporation

I, LISA MOORE-JERVIS Assistant Registrar of Companies of the Cayman Islands

DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by

NorthStrive Acquisition Corp I.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 27th day of April Two Thousand Twenty-Six

Given under my hand and Seal at George Town in the Island of Grand Cayman this 27th day of April Two Thousand Twenty-Six

Assistant Registrar of Companies, Cayman Islands.

Authorisation Code : 529199331933 www.verify.gov.ky 27 April 2026